Filed pursuant to Rule 433

Registration No. 333-132606

State Street Corporation furnished the following information earlier today on a current report on Form 8-K under Item 7.01:

FORWARD-LOOKING STATEMENTS

This report on Form 8-K contains statements that are considered “forward-looking statements” within the meaning of United States securities laws. In addition, State Street Corporation and its management may make other written or oral communications from time to time that contain forward-looking statements. Forward-looking statements, including statements about industry trends, management’s future expectations and other matters that do not relate strictly to historical facts, are based on assumptions by management, and are often identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target” and “goal,” or similar statements or variations of such terms. Forward-looking statements may include, among other things, statements about State Street’s confidence in its strategies and its expectations about financial performance, market growth, acquisitions and divestitures, new technologies, services and opportunities and earnings.

Forward-looking statements are subject to various risks and uncertainties, which change over time, are based on management’s expectations and assumptions at the time the statements are made, and are not guarantees of future results. Management’s expectations and assumptions, and the continued validity of the forward-looking statements, are subject to change due to a broad range of factors affecting the national and global economies, the equity, debt, currency and other financial markets, as well as factors specific to State Street and its subsidiaries, including State Street Bank. Factors that could cause changes in the expectations or assumptions on which forward-looking statements are based include, but are not limited to:

•                     the completion of the public offering of common stock described in this report;

•                     our ability to integrate acquisitions into our business, including the acquisition of Investors Financial Services Corp.;

•                     the level and volatility of interest rates, particularly in the U.S., Europe and the Asia/Pacific region; the performance and volatility of securities, currency and other markets in the U.S. and internationally; and economic conditions and monetary and other governmental actions designed to address those conditions;

•                     the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities, including asset-backed commercial paper, and the liquidity requirements of our customers;

•                     our ability to measure the fair value of securities in our investment securities portfolio, particularly given current market conditions for many of these securities;

•                     the credit quality and credit agency ratings of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of the respective securities and the recognition of an impairment loss;

•                     our ability to attract non-interest bearing deposits and other low-cost funds;

•                     the possibility that changes in market conditions or asset performance may require any off-balance sheet activities, including our asset-backed commercial paper conduits, to be consolidated into our financial statements, requiring the recognition of associated losses, if any;

•                     the results of litigation and similar disputes and, in particular, the effect that current or potential litigation may have on our reputation and the reputation of State Street Global Advisors (“SSgA”) and our ability to attract and retain customers; and the possibility that the ultimate costs of the legal exposure associated with certain of SSgA’s actively managed fixed-income strategies may exceed or be below the level of the related reserve, in view of the uncertainties of the timing and outcome of litigation, and the amounts involved;

•                     the possibility of further developments of the nature that previously gave rise to the legal exposure associated with certain of SSgA’s actively managed fixed-income and other investment strategies;

•                     the performance and demand for the products and services we offer;

•                     the competitive environment in which we operate;

•                     the enactment of legislation and changes in regulation and enforcement that impact us and our customers, as well as the effects of legal and regulatory proceedings, including litigation;

•                     our ability to continue to grow revenue, control expenses and attract the capital necessary to achieve our business goals and comply with regulatory requirements;

•                     our ability to manage systemic risks and control operating risks;

•                     our ability to obtain quality and timely services from third parties with which we contract;

•                     trends in the globalization of investment activity and the growth on a worldwide basis in financial assets;

•                     trends in governmental and corporate pension plans and savings rates;

•                     changes in accounting standards and practices, including changes in the interpretation of existing standards, that impact our consolidated financial statements; and

•                     changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that impact the amount of taxes due.

Therefore, actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed above and elsewhere in this report or disclosed in our other Securities and Exchange Commission, or “SEC,” filings.  Forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date this report is filed with the SEC. State Street undertakes no obligation to revise the forward-looking statements contained in this report to reflect events after the date it is filed with the SEC. The factors discussed above are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. Though we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely impact our operations and our financial results.

Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate State Street. Any investor in State Street should consider all risks and uncertainties disclosed in our SEC filings, including our filings under the Securities Exchange Act of 1934, including our reports on Form 10-K, Form 10-Q and Form 8-K, or registration statements under the Securities Act of 1933, all of which are accessible on the SEC’s website at www.sec.gov or on our website at www.statestreet.com.

Item 7.01.              Regulation FD Disclosure.

State Street Corporation is updating its most recent financial outlook for the 2008 fiscal year.  State Street’s revised outlook in light of its previously announced 2008 financial goals is as follows:

2008 Financial Goals(1)	Previous Outlook(2)	Revised Outlook(3)
Operating earnings per share growth of 10-15%	Middle of Range	Middle of Range
Revenue growth of 14-17%	Middle of Range	Higher End of Range
Operating return on equity of 14-17%	Middle of Range	Middle of Range

(1) Goals for earnings per share growth, revenue growth and return on equity are each stated on an operating basis.  Operating basis financial information includes the impact of revenue from non-taxable sources and excludes the impact of non-recurring expenses, including merger and integration expenses associated with our acquisition of Investors Financial Services Corp.  Management believes that operating-basis information provides information that is comparable from period to period and presents comparable financial trends with respect to our ongoing business operations.  Management believes such presentation facilitates an investor’s understanding and analysis of State Street’s underlying performance and trends in addition to financial information prepared in accordance with generally accepted accounting principles.

(2) As announced on April 15, 2008.

(3) Assumes the completion, and incorporates the effects, of the public offering of approximately $2.5 billion of common stock commenced on June 2, 2008.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll free at (866) 471-2526, or Morgan Stanley & Co. Incorporated toll free at (866) 718-1649.